Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Investors:	Media:
Douglas A. Fox, CFA	Orlando De Bruce
Vice President, Investor Relations and Treasurer +1 847 793 6735 dfox@zebra.com	Director, Global Public Relations +1 510 267 5052 odebruce@zebra.com

Zebra Technologies Announces Divestiture of Navis

Company to focus on core specialty printing, RFID and location solutions

Lincolnshire, IL, January 31, 2011—Zebra Technologies Corporation (NASDAQ: ZBRA) today announced that it has entered into a definitive agreement to sell its Navis business to Cargotec Corporation (NASDAQ OMX Helsinki: CGCBV) for approximately $190 million in cash. The transaction is expected to be completed during the first quarter of 2011, subject to regulatory approvals, customary closing conditions and working capital adjustments. Management estimates that the sale will result in an after-tax gain of $30-$40 million, which will be recorded in the period in which the transaction is completed.

The transaction also includes certain business operations serving marine terminal customers that comprised a small part of Zebra’s 2007 acquisition of WhereNet, including the WhereNet Marine Terminal Solution product line. All other elements of WhereNet, such as real time location, tags and readers, will remain with Zebra.

“Following the sale of Navis, Zebra will benefit from a sharper focus on its core business to drive consistent long-term growth, extend industry leadership and deliver greater returns to shareholders,” said Anders Gustafsson, Zebra’s Chief Executive Officer. “Our suite of products, solutions and technologies positions Zebra as the innovation leader in asset tracking with specialty printing, RFID, and real-time locating solutions that can be applied to solving customer challenges across a broad range of industries and applications. This commitment to our core business will enable us to better direct our resources to those activities that offer the highest risk-adjusted returns, including returning capital to shareholders through our share repurchase program.”

Based on a strategic review of its business, the company determined that the highly industry-specific nature of Navis limited its application in other industries and was insufficiently aligned with the core business. Navis is a leading global solutions provider of operating systems to coordinate and automate the planning and management of container and equipment moves in marine terminals and other complex and demanding business environments.

Mr. Gustafsson continued, “We will continue to drive profitable growth through global expansion in under-served regions, investing in product and channel development, and building stronger customer relationships through large system integrators and independent software vendors.”

About Zebra Technologies

Zebra Technologies Corporation (NASDAQ: ZBRA) provides the broadest range of innovative technology solutions to identify, track, and manage the deployment of critical assets for improved business efficiency. Zebra’s products include reliable on-demand printers and state-of-the-art software and hardware solutions utilizing a wide array of automatic identification technologies. By enabling improvements in sourcing, visibility, security and accuracy, Zebra helps its customers to put the right asset in the right place at the right time. Zebra serves more than 90 percent of Fortune 500 companies worldwide. For more information about Zebra’s solutions, visit http://www.zebra.com.

To the extent that this news release discusses expectations about the proposed sale or otherwise makes statements about the future, including with regard to Zebra’s future growth and financial performance, such statements are forward-looking, as defined by the Private Securities Litigation Reform Act of 1995, and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made herein. These factors include the risk that the proposed sale may not be completed and that Zebra may not perform at the level of current expectations. Other risks, uncertainties and other factors that could affect the company’s future operations and results can be found in Zebra’s filings with the Securities and Exchange Commission. In particular, readers are referred to Zebra’s Form 10-K for the year ended December 31, 2009, and in the company’s subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Zebra undertakes no obligation, other than as may be required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this release.

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